Exhibit 10.11

FIRST ADDENDUM TO

CENTREPOINTE BUSINESS PARK LEASE AGREEMENT NET

This First Addendum to Centrepointe Business Park Lease Agreement Net (this “Addendum”) is entered into as of January 31, 2012 between Centrepointe Properties, LLC (“Landlord”) and Amedica Corporation (“Tenant”).

BACKGROUND

A. Landlord and Tenant entered into that certain Centrepointe Business Park Lease Agreement Net (the “Lease”) dated April 21, 2009 between Landlord and Tenant whereby Landlord leased to Tenant space in that certain building identified as Building B and located at 1885 West 2100 South, Salt Lake City, Utah, comprising a total of approximately 54,428 rentable square feet.

B. The parties now desire to amend Section 19 of the Lease related to the Security Deposit (as defined in the Lease) to retain $35,000 of the Security Deposit (instead of surrendering the entire security deposit) for the purpose of creating a Restoration Deposit (as defined below) in regard to restoration obligations of the Tenant at the end of the Term and to add a new provision related to the Restoration Deposit.

C. The parties also desire to allow for proposed Alterations to be approved by written consent via email.

TERMS

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Landlord and Tenant agree to amend the Lease as follows:

1. Definitions. Capitalized terms used in this Addendum but not otherwise defined have the respective meanings set forth in the Lease.

2. Restoration Deposit. Concurrently with the execution of this Addendum, Landlord shall refund to Tenant $100,000 of the Security Deposit (the “Refund”). The Refund shall be deemed a full refund of the Security Deposit by Landlord with the remaining $35,000 to be deemed a new restoration deposit (the “Restoration Deposit”) made by the Tenant. The Restoration Deposit shall be in addition to and separate from the Security Deposit. If Tenant defaults with respect to the restoration obligations of the Tenant contained in Section 12 (Alterations) and elsewhere in the Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of the Restoration Deposit for the payment of costs associated with Tenant’s breach of Tenant’s restoration obligations under the Lease. This Addendum and the Restoration Deposit shall not in any way limit Tenant’s restoration or other obligations under the Lease. Landlord shall not be required to keep the Restoration Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Restoration Deposit. Provided that Tenant has fulfilled all Tenant’s restoration obligations under the Lease and is not then in default of any of Tenant’s restoration obligations, and shall not have defaulted, under any of the restoration provisions of the Lease without curing such default pursuant to the terms and conditions contained in the Lease, the Restoration Deposit shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) upon the completion of Tenant’s restoration obligations upon the expiration of the Term.

3. Notice of and Consent to Alternations. Notwithstanding anything to the contrary in the Lease, the written consent of Landlord related to Alterations contemplated by Section 12.1 of the Lease may be obtained by email. Tenant may request consent to a proposed Alteration by sending an email with a reasonable description of the proposed Alteration (including, without limitation, applicable drawings, specifications, and bids, if any) to the Landlord. The email should be sent to Corey Brand at corey@portfolioinvestments.com or Scott Brand at scott@portfolioinvestments.com or such other email addresses as the Landlord may instruct from time to time by email or other writing. The proposed Alteration shall be deemed approved by Landlord only when a reply to the requesting email is received from either Corey Brand or Scott Brand indicating the proposed Alteration is “approved” or using other similar language. The Landlord approval shall be valid for only the proposed Alteration as described in the requesting email. The notice and consent process contemplated by this Section 3 is in addition to other methods allowed under the Lease and relates only to Alterations pursuant to Section 12.1 of the Lease. Nothing in this Section 3 shall have any impact on any other notice or consent requirement in the Lease. Landlord acknowledges and agrees that as of the date of this Addendum, all Alterations made prior to the date of this Addendum are deemed to have been completed with the written consent of the Landlord.

4. Additional Documents and Acts. The parties shall from time to time execute and deliver such additional documents and instruments, including additional amendments to the Lease, and shall perform such additional acts as may be necessary or desirable to effect, carry out, or perform the terms, provisions, or conditions or any of the transactions contemplated by this Addendum or by the Lease as amended by this Addendum.

5. Other Terms Unchanged. This Addendum constitutes an amendment to the Lease. The Lease, as amended by this Addendum, remains and continues in full force and effect, constitutes a legal, valid, and binding obligation of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Lease after the date of this Addendum is deemed to be a reference to the Lease as amended by this Addendum.

6. Governing Law. This Addendum shall be governed by and construed in accordance with the internal laws of the state of Utah, without giving effect to any of its conflicts of law rules or principles.

7. Counterparts. This Addendum may be executed and delivered in one or more counterparts, and by the different parties to this Addendum in separate counterparts, each of which when executed and delivered is deemed to be an original but all of which taken together constitute one and the same agreement. Counterparts and signatures transmitted by facsimile or other electronic means are valid as originals.

IN WITNESS WHEREOF, the undersigned have executed and delivered this First Addendum to Centrepointe Business Park Lease Agreement Net as of the day and year first above written.

LANDLORD:

CENTREPOINTE PROPERTIES, LLC

/s/ Corey Brand
Corey Brand
Manager

TENANT:

AMEDICA CORPORATION

/s/ Reyn Gallacher
Name: Reyn Gallacher
Title: CFO

SIGNATURE PAGE TO FIRST ADDENDUM TO CENTREPOINTE BUSINESS PARK LEASE AGREEMENT NET